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FOR IMMEDIATE RELEASE                                For Additional Information,
                                                         See Contacts Below

         June 3, 1997


             FNB CORP. AND HOME SAVINGS BANK OF SILER CITY ANNOUNCE
                              ACQUISITION AGREEMENT

         ASHEBORO, N.C. - FNB CORP. (NASDAQ:FNBN) has agreed to acquire HOME SAVINGS BANK OF SILER CITY, INC., SSB (OTC:HSSC), according to a joint announcement made today by Michael C. Miller, President of FNB Corp., and Edwin
E. Bridges, President of Home Savings. FNB Corp., based in Asheboro, is the holding company for First National Bank and Trust Company.

         Terms of the definitive agreement, which was entered into on June 3 and unanimously approved by boards of directors of both companies, provide for the merger of Home Savings into First National Bank and Trust. The acquisition will be accounted for as a purchase transaction and is subject to several conditions, including affirmative vote of the majority of Home Savings' shareholders and approval from applicable regulatory agencies. Completion of the transaction is expected in the first quarter of 1998.

         To effect the acquisition, FNB intends to issue common stock and cash representing $15.50 per share to shareholders of Home Savings. Home Savings shareholders will be able to elect stock or cash or a combination thereof, subject to the limitation that FNB common stock issued in the merger will be no more than 60% and not less than 50% of the total consideration. The merger is intended to be tax-free with respect to the FNB stock issued and taxable with respect to the cash paid in the transaction.

         Concurrently with the execution of the merger agreement, FNB received an option to purchase 19.9% of Home Savings' Common Stock. The option is exercisable only under certain specified conditions.

         According to Miller, the proposed affiliation would enhance First National's operations in Chatham County, and the combined operation will carry the number two deposit market share ranking in Siler City. "Since we opened an office in Siler City, we have admired the way Home Savings has helped meet the financial needs of the local community. This merger will strengthen our growth opportunities, and we hope to build on Home Savings' record of success in this market." First National Bank will continue to operate its Siler City office located at Siler Crossing Shopping Center. "In addition to the business opportunity, we believe that this transaction should improve the liquidity of our stock and enhance its long-term value for our shareholders," said Miller.

         Bridges said that Home Savings customers would benefit from association with FNB. "First National is a locally managed financial institution. Our customers will continue to see the


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same faces in our office, and the added products and services available through
FNB will be a real plus." Home Savings shareholders will see benefits, according to Bridges. "This combination of cash and stock with this transaction provides flexibility for our shareholders and a significant premium over our current stock price. We are very pleased that we will become a part of the future of the FNB organization."

         HOME SAVINGS BANK, founded in 1950, operates one office in Siler City and has assets of approximately $53.4 million and deposits of approximately $42.6 million.

         FNB CORP. has assets of approximately $310 million and deposits of approximately $272 million. Founded in 1907, it is a full service community banking organization offering a full line of banking, trust and investment products through 11 community offices in Randolph, Chatham and Montgomery Counties in central North Carolina.


CONTACTS:

HOME SAVINGS BANK OF SILER CITY, INC., SSB
Edwin E. Bridges, President
(910) 742-4186

FNB CORP. (NC)/FIRST NATIONAL BANK AND TRUST COMPANY
Michael C. Miller, President
(910) 626-8300


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